Exhibit 99.1

IAC Appoints Christopher Halpin as Chief Financial Officer

NEW YORK—January 5, 2022—IAC (NASDAQ: IAC) today announced the appointment of Christopher (Chris) Halpin as Chief Financial Officer, effective January 26, 2022. Mr. Halpin will join IAC from the National Football League, where, as NFL Executive Vice President and Chief Strategy & Growth Officer, he currently oversees all strategic growth and development opportunities, including the League’s digital and sports betting strategies, data and analytics, and its expansion internationally. As CFO of IAC, Mr. Halpin will report to IAC Chief Executive Officer Joey Levin and oversee all corporate finance, accounting, M&A, investor relations and administration functions.

“Chris comes to IAC from a world-class brand, with a deep understanding of how digital is reshaping consumer behavior,” said Joey Levin, CEO of IAC. “His breadth of experience has touched most major and emerging consumer technologies and platforms and spans a broad range of business models and categories. Chris will be a tremendous asset as we embark on yet another chapter of growth at IAC.”

Mr. Halpin has spent nearly a decade in leadership roles at the NFL, most recently driving all strategic planning and data and analytics, leading the NFL’s international business, and overseeing the League’s strategy, policies and partnerships across the sports betting and gambling industries. Prior to this, Mr. Halpin led the League’s Consumer Products business, including its activities in ecommerce and gaming; before that he led strategy and business development for its media business. Before the NFL, Mr. Halpin was a Partner and Managing Director at Providence Equity Partners, where he worked for 13 years and led transactions across media, entertainment, and technology. He began his career in the Merchant Banking Department of Goldman Sachs.

“IAC is where great businesses are built, and I’m honored to help shape the company’s next phase,” said Chris Halpin. “A core theme of my career at both the NFL and Providence Equity has been understanding and capitalizing on the growth opportunities that result from changing consumer digital engagement.  I’m excited to partner with the entire IAC team to continue to build shareholder value and define a new and innovative chapter in the IAC legacy.”

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About Chris Halpin

Chris Halpin currently serves as Executive Vice President, Chief Strategy & Growth Officer of the NFL. In this role, Mr. Halpin oversees strategy, long-range planning and data and analytics across the NFL, as well as key growth areas for the organization, including managing its rapidly expanding international business and leading its strategy in connection with legalized sports betting.

Prior to this role, Mr. Halpin served as NFL Senior Vice President, Consumer Products & Licensing, in which capacity he oversaw NFL gaming, apparel, hardlines and e-commerce businesses. Before that time, he served as NFL Vice President of Media Strategy & Business Development, in which capacity he was responsible for growing the NFL’s media business through traditional television partners, digital/OTT opportunities and NFL Media (NFL Network, RedZone and Digital).

Prior to joining the NFL in June 2013, Mr. Halpin was a Partner and Managing Director at Providence Equity Partners.  During his 13 years at Providence, Mr. Halpin worked across the firm’s investment activities in the Media & Entertainment, Wireless/Satellite and Business Services sectors, and also opened and served as Co-Head of the firm’s Hong Kong office. Mr. Halpin started his career in the Merchant Banking Division of Goldman Sachs & Co.

Mr. Halpin is a graduate of Princeton University with an A.B. in Economics (Phi Beta Kappa, Magna Cum Laude), and is a board member of the Children’s Scholarship Fund, the Western Golf Association/Evans Scholarship Fund, and Good Sports New York.

About IAC

IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially disciplined opportunism will never change. IAC is today comprised of category-leading businesses including Angi Inc. (NASDAQ: ANGI), Dotdash Meredith and Care.com, among many others ranging from early stage to established businesses. IAC is headquartered in New York City with business locations worldwide.

Contact Info

IAC Investor Relations

Mark Schneider

(212) 314-7400

ir@iac.com

IAC Communications

Valerie Combs

(212) 314-7251

press@iac.com